Exhibit 99.4

REPAY Announces Pricing of Upsized Convertible Notes Offering

Atlanta, GA, January 13, 2021 – Repay Holdings Corporation (NASDAQ: RPAY) (“REPAY” or the “Company”) announced today the pricing of its $400.0 million aggregate principal amount of 0.00% convertible senior notes due 2026 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The size of the offering was increased from the previously announced $350.0 million in aggregate principal amount. REPAY also granted the initial purchasers of the Notes an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $40.0 million aggregate principal amount of the Notes. The sale of the Notes is expected to close on January 19, 2021, subject to customary closing conditions.

The Notes will be senior, unsecured obligations of REPAY, will not bear regular interest and will mature on February 1, 2026, unless earlier repurchased, redeemed or converted. Before November 3, 2025, noteholders will have the right to convert their Notes only in certain circumstances and during specified periods. The Notes have an initial conversion rate of 29.7619 shares of REPAY’s Class A common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $33.60 per share of REPAY’s Class A common stock), representing an initial conversion premium of approximately 40.0% above the public offering price of $24.00 per share in REPAY’s concurrent underwritten public offering of Class A common stock. The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid special interest. Upon conversion, REPAY will pay or deliver, as the case may be, cash, shares of its Class A common stock or a combination of cash and shares of its Class A common stock, at its election.

The Notes will be redeemable, in whole or in part, for cash at REPAY’s option at any time, and from time to time, on or after February 5, 2024 and on or before the 40th scheduled trading day immediately before the maturity date, if the last reported sale price per share of REPAY’s Class A common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid special interest (if any) to, but excluding, the redemption date.

REPAY intends to use the net proceeds from the offering, together with the net proceeds from a concurrent public offering of its Class A common stock, for the repayment of the term loans issued under its existing credit agreement and other general corporate purposes, which may include, without limitation, repurchase, redemption or retirement of securities, including interests in Hawk Parent Holdings LLC, future acquisitions, satisfaction of earnout obligations from prior acquisitions, the repayment of outstanding indebtedness and working capital. In connection with the repayment of the term loans, REPAY expects to seek to increase the amount of availability under its revolving credit facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of, or any solicitation of an offer to buy, the Notes or any shares of REPAY’s Class A common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Notes and the shares of Class A common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Any offers of the Notes will be made only pursuant to Rule 144A under the Securities Act, including by means of a confidential offering memorandum.

Contacts

Investor Relations Contact for REPAY:

repayIR@icrinc.com

Media Relations Contact for REPAY:

Kristen Hoyman

(404) 637-1665

khoyman@repay.com

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the timing and terms of the offering and the proposed use of proceeds and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of REPAY’S management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond REPAY’s control, including, without limitation, the factors described in REPAY’s reports filed with the SEC. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

All information set forth herein speaks only as of the date hereof in the case of information about REPAY or the date of such information in the case of information from persons other than REPAY, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

2